Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 29th day of May, 2008, by and between Stereotaxis, Inc. (the “Company” or “Stereotaxis”) and Michael P. Kaminski (the “Employee”).

WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated as of April 17, 2002 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee now desire to amend the Employment Agreement;

NOW, THEREFORE, in consideration of the continued employment of the Employee and the promises and mutual covenants set forth in the Employment Agreement, as well as the mutual covenants set forth herein, the parties agree as follows:

Section 1.     Section 1.4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“1.4

Termination: For purposes of this Agreement, “Cause” shall mean gross misconduct or gross negligence such as gross breach of fiduciary duty, dishonesty, theft or commission of a crime involving moral turpitude.

1.4.a

Termination without Cause: If Employee’s employment is terminated by Stereotaxis without Cause, Employee will be paid a salary continuance equal to his monthly base salary for twelve (12) months in accordance with the Company’s normal payroll practices. However, if Employee is re-employed (by the Company or another employer), all salary continuance pay will cease immediately.

1.4.b

Change of Control: If Employee’s employment is terminated without Cause as a result of, or following, an acquisition or merger of the Company where the Company is not the surviving entity and a change of control occurs and Employee is not offered a comparable position and salary in the surviving entity, (i) Employee will be paid salary continuance equal to his monthly base salary for twelve (12) months in accordance with the Company’s normal payroll practices and (ii) 100% of Employee’s unvested stock options will vest at the end of the salary continuance period. However, if Employee is re-employed (by the Company or another employer), all salary continuance pay will cease immediately.

1.4.c	Other Termination: Employee is not entitled to severance pay if Employee’s termination is voluntary or for Cause.”

Section 2.        All provisions of the Employment Agreement not hereby amended shall remain in full force and effect.

Section 3.        This Amendment and the Employment Agreement shall be read and construed together as a single instrument.

Section 4.        This Amendment shall be interpreted in accordance with and governed by the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first written above.

STEREOTAXIS, INC.

By:	/s/ Bevil J. Hogg
Name:	Bevil J. Hogg
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Michael P. Kaminski
Michael P. Kaminski